Exhibit 5.1

Alcoa Inc.

[Alcoa logo]	390 Park Avenue New York, NY 10022-4608 USA Tel: 1 212 836 2600 Fax: 1 212 836 2818

September 22, 2014

Alcoa Inc.

390 Park Avenue

New York, New York 10022-4608

Ladies and Gentlemen:

I am a Counsel of Alcoa Inc., a Pennsylvania corporation (the “Company”), and in that capacity I am familiar with:

(i)	the Registration Statement on Form S-3 (File No. 333-197371) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) and declared effective on July 30, 2014 relating to the registration under the Securities Act of 1933, as amended (the “Act”), of $5,000,000,000 aggregate initial offering price of the Company’s debt securities, Class B Serial Preferred Stock, $1.00 par value, depositary shares, common stock, $1.00 par value, warrants, stock purchase contracts and stock purchase units (collectively, the “Securities”), to be offered from time to time on terms to be determined at the time of the offering; and

(ii)	the Prospectus dated July 30, 2014 relating to the Securities (the “Prospectus”), as supplemented by the Prospectus Supplement dated September 16, 2014 (the “Prospectus Supplement”) relating to the offering and sale by the Company of up to 28,750,000 depositary shares (the “Depositary Shares”), each representing a 1/10th interest in a share of the Company’s 5.375% Class B Mandatory Convertible Preferred Stock, Series 1, liquidation preference $500.00 per share, par value $1.00 per share (the “Convertible Preferred Stock”).

The Depositary Shares are to be issued under a Deposit Agreement, dated as of September 22, 2014 (the “Deposit Agreement”), among the Company, Computershare Trust Company, N.A., as depositary (the “Depositary”), Computershare Inc., and the holders from time to time of the depositary receipts evidencing the Depositary Shares, and sold pursuant to an Underwriting Agreement, dated September 16, 2014 (the “Underwriting Agreement”), by and among the Company and Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC, as representatives of the underwriters named therein. The Convertible Preferred Stock will be convertible into a variable number of shares of common stock, par value $1.00 per share, of the Company (“Common Stock”). Such shares of Common Stock into which the Convertible Preferred Stock is convertible are hereinafter referred to as the “Conversion Shares”.

As a Counsel of the Company, I am generally familiar with its legal affairs. In addition, I have examined the Articles of Incorporation and By-Laws of the Company; the Statement with Respect to Shares filed with the Secretary of State of the Commonwealth of Pennsylvania, establishing the relative rights and preferences of the Convertible Preferred Stock; the Registration Statement; the Prospectus and the Prospectus Supplement; the Deposit Agreement; the Underwriting Agreement; the resolutions adopted by the Board of Directors of the Company relating to the filing of the Registration Statement and the

September 22, 2014

issuance and sale of the Securities and related resolutions adopted by the Executive Committee of the Board of Directors of the Company and the Pricing Committee of the Board of Directors of the Company; and such certificates of officers of the Company and other documents, corporate records and questions of law as I have considered necessary for the purposes of this opinion.

In making such examination and rendering the opinion set forth below, I have assumed that (i) each document submitted to me is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures (other than signatures on behalf of the Company) on each such document are genuine. I have further assumed the legal capacity of natural persons and that each party to the documents I have examined or relied on (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party.

On the basis of the foregoing, I advise you that, in my opinion:

1. The shares of Convertible Preferred Stock will be validly issued, fully paid and nonassessable when (i) deposited with the Depositary pursuant to the Deposit Agreement against issuance of Depositary Shares as provided therein and (ii) the Depositary Shares are issued and delivered pursuant to the Underwriting Agreement and the Deposit Agreement against payment of the consideration therefor as provided in the Underwriting Agreement.

2. The Depositary Shares, when issued and delivered pursuant to the terms of the Underwriting Agreement and the Deposit Agreement against payment of the consideration therefor as provided in the Underwriting Agreement, will be validly issued, and the depositary receipts representing the Depositary Shares will entitle the holders thereof to the rights specified therein and in the Deposit Agreement.

3. The Conversion Shares have been authorized and reserved for issuance upon conversion and, upon initial issuance thereof on conversion of the Convertible Preferred Securities, will be validly issued, fully paid and nonassessable.

I am a member of the bar of the Commonwealth of Pennsylvania and my opinion is limited to the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America.

I hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K of the Company dated the date hereof and to the reference to me under the heading “Legal Matters” in the Prospectus Supplement. In giving my consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission under the Act.

Very truly yours,

/s/ Thomas F. Seligson

Thomas F. Seligson

Counsel